AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 24, 2007

The American Stock Exchange LLC (the “Amex” or “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

  Bodisen Biotech, Inc.

Common Stock, $.0001 Par Value

Commission File Number – 001-32616

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with:

(a)

Sections 134 and 1101 of the Amex Company Guide (the “Company Guide”) which states that issuers are required to file information, documents and reports with the SEC on a timely basis;

(b)

Section 132(a) of the Company Guide which requires issuers to comply with the Exchange's timely disclosure policies and related notice requirements;

(c)

Section 132(e) of the Company Guide which requires upon request, issuers to furnish to the Exchange such information concerning the Company as the Exchange may reasonably require;

(d)

Sections 401(a) and 402(a) of the Company Guide which require a listed company to make immediate public disclosure of all material information concerning its affairs;

(e)

Section 403 of the Company Guide which sets forth a company’s requirements related to the content and preparation of public announcements; and

(f)

Section 1003(f)(iii) of the Company Guide which provides that a company may be suspended from dealings on the Exchange if it or its management engages in operations which, in the opinion of the Exchange, are contrary to the public interest.

2.

The common stock of Bodisen Biotech, Inc. (the “Company” or “Bodisen”) does not qualify for continued listing for the following reasons:

(a)

The Company’s SEC filings contained incomplete, misleading and/or inaccurate disclosures regarding the beneficial ownership of its securities by certain officers and directors on several occasions, prior to and subsequent to its listing on the Amex.

(b)

The Company’s disclosures in applicable registration statements and periodic financial filings with respect to the net proceeds from the February 3, 2006 Placing Agreement related to its listing on the AIM Market of the London Stock Exchange, and the offering costs and expenses related to its March 15, 2006 private placement were incomplete, inaccurate and/or misleading.

(c)

The Company provided incomplete, inaccurate and/or misleading information related to its relationship with, and payments to, a consultancy firm and its affiliates prior to and subsequent to its listing on the Amex in applicable registration statements and periodic financial filings.

(d)

The Company failed to provide public clarification to rumors and/or reports related to the filing of various Forms 144 between August 1, 2006 through December 1, 2006.

(e)

Bodisen failed to provide information and documents reasonably requested by the Staff related to the beneficial ownership of the Company’s securities held by certain officers and directors.

(f)

Bodisen has internal control weaknesses related to its accounting and financial reporting obligations which rise to the level of a public interest concern.

(g)

On March 20, 2007, Bodisen filed a Form 8-K which indicated that it would be unable to timely file its Form 10-K for fiscal year ended December 31, 2006, and that the Company could not predict when it would file the report.  To date, the filing has not been made, as required by Sections 134 and 1101 of the Amex Company Guide.

(h)

The Company failed to timely file its Form 10-K for the fiscal year ended December 31, 2006 (the “Form 10-K”)

3.

In reviewing the eligibility of the Company’s common stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

By letter dated November 6, 2006 in accordance with Section 1009 of the Company Guide, the Company was advised of its status in relation to the standards of the Exchange and offered an opportunity to submit a business plan in support of continued listing. The Exchange’s letter advised that the Company would need to regain compliance with the Exchange’s continued listing standards as specified by Sections 132(a), 132(e), and 403 of the Company Guide by January 5, 2007. The Company submitted its plan by letters dated November 21, 2006 and December 29, 2006 and was notified on January 4, 2007 that the Plan was accepted with the new plan period end date of no later than the timely filing of its Form 10-K for the Fiscal Year Ended December 31, 2006 or April 17, 2007.

(b)

On March 20, 2007 the Company filed a Form 8-K with the Commission the Company disclosed that it would be unable to provide all such definitive information to the Exchange within the applicable time period. In addition, Bodisen indicated that it would be unable to timely file its Form 10-K for fiscal year ended December 31, 2006, and that the Company could not predict when it would file the report.

(c)

Based on the foregoing, the Exchange determined that the Company’s common stock did not qualify for continued listing. This determination, along with the Company’s right to appeal, was communicated to the Company by letter dated March 22, 2007. The Company was also notified that in accordance with Sections 1203 and 1009(d) of the Company Guide, it could appeal Staff’s determination no later than March 29, 2007 by requesting an oral or written hearing before a Listing Qualifications Panel.

(d)

The Company did not appeal the Exchange’s determination within the requisite time period or thereafter.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, a copy of this application has been forwarded to Bo Chen President, Chief Executive Officer of the Company.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC